UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	June 25, 2007
(Date of earliest event reported)	June 21, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 21, 2007, ONEOK, Inc. (ONEOK) announced that it is waiving its right to receive a premium from us on its quarterly distribution on its Class B units. The waiver of the premium relates to us not receiving unitholder approval of a proposal to amend our partnership agreement at the adjourned special meeting of our unitholders held May 10, 2007. The waiver of the premium is effective April 7, 2007, through December 31, 2007, after which the waiver will continue in effect until ONEOK provides us with 90 days notice that it intends to withdraw the waiver, in which case the withdrawal of the waiver will be effective with respect to any distributions on the Class B units declared or paid on or after the 90th day following delivery of the notice.

At the adjourned special meeting, the partnership amendment proposal did not receive the required two-thirds affirmative vote of our outstanding common units, excluding the common units and Class B units held by ONEOK and its affiliates. As a result, ONEOK, as holder of the Class B units, is entitled to receive a quarterly distribution payment equal to 110 percent of the amount paid to common unitholders, effective April 7, 2007. Our next scheduled declaration of quarterly distributions to unitholders is July 17, 2007.

Also at the special meeting, our unitholders did approve a proposal to allow ONEOK, at its option, to convert the Class B units held by ONEOK to common units. That proposal received the required approval by a majority of common units voted. ONEOK has determined that it will not convert the Class B units to common units at the present time.

Our special unitholder meeting on the amendment and conversion proposals was required as a result of the April 2006 transaction in which ONEOK Partners, GP, L.L.C., a subsidiary of ONEOK, became our sole general partner and ONEOK became a 45.7 percent owner of us.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated June 21, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	June 25, 2007	By:	/s/ Curtis L. Dinan
Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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